CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 198 to Registration Statement No. 333-142592 on Form N-1A of our report dated February 24, 2016, relating to the financial statements and financial highlights of BlackRock Strategic Income Opportunities Portfolio (the “Fund”), a series of BlackRock Funds II, appearing in the Annual Report on
Form N-CSR of the Fund for the year ended December 31, 2015. We also consent to references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

March 24, 2016